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EXHIBIT 99.1
                         ESCROW AGREEMENT


     ESCROW AGREEMENT, made this ____ day of _________, 2000, by among Robert Sterling (the "Shareholder"), Castle Securities Corp. ("Castle"), Exhaust Technologies, Inc. ("Exhaust"), and Conrad C. Lysiak (the "Escrow Agent").

     PRELIMINARY STATEMENT. The Shareholder, Castle, Exhaust, and the Escrow Agent have agreed that 1,000,000 shares of common stock of Exhaust owned by the Shareholder should be held by the Escrow Agent pursuant to the terms and conditions hereof. This Agreement is for the benefit of Castle and cannot be modified during the period hereof.

     A public offering is to be made by Exhaust and Castle pursuant to a registration statement on Form SB-2 and the related prospectus filed with the Securities and Exchange Commission under the provisions of the Securities Act of 1933 and pursuant to appropriate filings made or to be made with the applicable authorities of the several states in which the public offering may be made.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, terms and conditions hereinafter set forth, the parties hereto hereby agree as follows:

Section 1.    Designation and Deposit of Shareholder's Shares.

     (a) The common shares of Exhaust to be deposited in escrow pursuant to this Agreement consist of 1,000,000 common shares of Exhaust and are owned by the Shareholder.

     (b) Upon closing of the public offering, the Shareholder shall deliver to the Escrow Agent any and all certificates representing the 1,000,000 shares. Immediately upon receipt said certificates, the Escrow Agent shall deliver a receipt therefore to the Shareholder.

Section 2.    Title of Escrow Account.

     Title to the escrowed shares will remain in the name of Robert
Sterling.

Section 3.    Duration of Escrow Period.

     The Escrow Period shall commence on the closing date of the public offering and shall terminate on April 30, 2004 or sooner, if the conditions set forth in Section 4 are met.



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Section 4.     Release of the Shares.

     In the event that Exhaust does not achieve sales of $35,000,000 and pre-tax income in excess of $7,500,000 (the pre-tax income shall be computed before any effect created by the shares), in any one fiscal year commencing with the fiscal year beginning on February 1, 2001 through the fiscal year ending on January 31, 2004 (the "Criteria"), the shares shall be delivered by the Escrow Agent to Exhaust and canceled by Exhaust. In the event the Criteria is achieved by Exhaust, the 1,000,000 shares will be delivered by the Escrow Agent to the Shareholder. The 1,000,000 shares as well as the dollar amount of sales and pretax income set forth above will be prorated downward if less than $5,000,000 (gross proceeds) is raised in the offering contemplated herein. Exhaust's independent auditors will determine if the Criteria has been met as part of its annual certified audit..

Section 5.    Limitation of Liability of Escrow Agent.

     In acting pursuant to this Agreement, the Escrow Agent shall be protected fully in the exercise of his discretion and shall have no obligation or liability to Shareholder, Castle, or Exhaust,
except for wilfull or gross negligence acts.   In performing any of
his duties hereunder, the Escrow Agent shall not incur any liability to any person for any damages, losses or expenses including attorney's fees.

Section 6.    Indemnification.

     The Shareholder, Castle, and Exhaust, jointly and severally, shall indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation and counsel fees and disbursements, which may be imposed upon the Escrow Agent or incurred by the Escrow Agent in connection with its acceptance of appointment as Escrow Agent or the performance of his duties hereunder, including any litigation arising from the Agreement or involving the subject matter hereof.

Section 7.    Payment of Fees.

     The Shareholder shall be responsible for all reasonable fees and expenses of the Escrow Agent incurred by it in the course of performing hereunder.

Section 8.    Governing Law.

     The validity, interpretation and construction of this Agreement and of each part hereof shall be governed by the laws of the State of Washington.



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     IN WITNESS WHEREOF, the Shareholder, Castle, Exhaust.,  and
the Escrow Agent have executed this Escrow Agreement on the day and year first above written.

                              SHAREHOLDER



                              __________________________________
                              Robert Sterling

                              CASTLE SECURITIES CORP.




                              BY:  _____________________________
                                   Michael Studer, President

                              EXHAUST TECHNOLOGIES, INC.




                              BY:  _____________________________
                                   Robert Sterling, President

                              ESCROW AGENT




                              __________________________________
                              Conrad C. Lysiak